UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2008

OPNEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33306	22-3761205
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1 Christopher Way, Eatontown, New Jersey		07724
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (732) 544-3400
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
As previously reported, in the course of preparing the Company’s financial statements for the quarter ended December 31, 2007, the Company’s management and its Audit Committee determined that errors occurred in the valuation of inventory consigned to one of its contract manufacturers and that, as a result, the Company’s inventory and trade payables balances and the reported amounts of cost of goods sold and other income (expense), net, were not properly reported for each of the fiscal years ended March 31, 2006 and March 31, 2007, and for the affected quarterly periods in each of those years. Subsequent to that determination, on February 20, 2008, the Company’s management and its Audit Committee determined that the Company’s inventory and trade payables balances and the reported amounts of cost of goods sold were not properly reported for the quarter ended June 30, 2007, as a result of errors in the valuation of inventory consigned to the same contract manufacturer.
As a result of the errors, the Company’s net income was overstated by $0.7 million for the three-month period ended June 30, 2007.
Senior management of the Company and the Audit Committee reviewed the errors and, on February 20, 2008, determined that the Company’s previously issued financial statements for the fiscal quarter ended June 30, 2007 should no longer be relied upon. The Audit Committee and management have discussed the matters described above with Ernst & Young LLP, the Company’s independent registered public accounting firm. Furthermore, the Company has notified the NASDAQ National Market of the review and of the Company’s expected restatement of previously reported financial statements.
The Company is filing today an amendment to its Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2007 to restate the previously issued financial statements for the quarter ended June 30, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPNEXT, INC.
Date: February 25, 2008	By:	/s/ Robert J. Nobile
Robert J. Nobile
Chief Financial Officer and Senior Vice President, Finance